Exhibit (a)(i)

CERTIFICATE OF AMENDMENT

OF

DECLARATION OF TRUST

OF

FINANCIAL INVESTORS VARIABLE INSURANCE TRUST

(Pursuant to Section 3810(b) of the Delaware Business Trust Act)

It is hereby certified that:

1.	The name of the statutory trust (hereinafter called the “Trust”) is Financial Investors Variable Insurance Trust.

2.	The Certificate of Trust of the Trust is hereby amended by deleting Section 1.1 thereof and replacing it in its entirety with the following new Section 1.1:

Section 1.1. Name. The name of the Trust created by this Declaration of Trust is “ALPS Variable Investment Trust.”

3.	This Certificate of Amendment shall be effective April 30, 2013.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of March 27, 2013.

/s/ Thomas A. Carter
Thomas A. Carter
Chairman and Trustee